Comdisco, Inc. and Subsidiaries                                    Exhibit 11.00

COMPUTATION OF EARNINGS  PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:


                                             Three Months          Nine Months
                                                Ended                 Ended
                                               June 30               June 30
                                            1999     1998          1999     1998
                                            ----     ----          ----     ----


Average shares outstanding--basic.......     152      153           152      151

Effect of dilutive options..............      12       11            10       12
                                            ----     ----          ----     ----
Average shares outstanding--diluted.....     164      164           162      163
                                            ====     ====          ====     ====
Net earnings  available to
    common stockholders.................    $ 36     $ 40          $ 18     $111
                                            ====     ====          ====     ====

Net earnings per common share:
     Basic..............................    $.23     $.26          $.12     $.73
                                            ====     ====          ====     ====
     Diluted............................    $.22     $.24          $.11     $.68
                                            ====     ====          ====     ====

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